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                                                                   Exhibit 12.1

 Hanover Compressor Company Computation of Ratio of Earnings to Fixed Charges
            (Amounts in thousands of dollars, except ratio amounts)

                                                                     Year Ended December 31,
                                                          ---------------------------------------------
                                                            2001      2000      1999     1998    1997
                                                          --------  --------  -------  -------  -------
Earnings:
Income before income taxes............................... $117,047  $ 79,010  $60,463  $49,636  $28,685
Add:
Interest on indebtedness and amortization of debt expense
  and discount(1)........................................   24,173    15,116    9,115   11,716   10,728
Leasing expense and the estimated interest factor
  attributable to rents..................................   71,637    46,132   22,486    6,310      113
Equity in losses of joint ventures.......................   (9,350)   (3,518)  (1,188)  (1,369)     342
                                                          --------  --------  -------  -------  -------
 Earnings as adjusted.................................... $203,507  $136,740  $90,876  $66,293  $39,868
                                                          ========  ========  =======  =======  =======
Fixed charges:
Interest on indebtedness, amortization of debt expense
  and discount and capitalized interest(1)............... $ 26,663  $ 16,589  $10,597  $11,716  $10,728
Leasing expense and the estimated interest factor
  attributable to rents..................................   71,637    46,132   22,486    6,310      113
                                                          --------  --------  -------  -------  -------
 Total fixed charges..................................... $ 98,300  $ 62,721  $33,083  $18,026  $10,841
                                                          ========  ========  =======  =======  =======
Ratio of earnings to fixed charges.......................     2.07      2.18     2.75     3.68     3.68
                                                          ========  ========  =======  =======  =======

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(1) Includes distributions on mandatorily redeemable convertible preferred securities.

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